SUB-ITEM 77E

                AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

                               LEGAL PROCEEDINGS

SETTLED  REGULATORY  ENFORCEMENT  ACTIONS  AND  INVESTIGATIONS RELATED TO MARKET
TIMING

     On October 8, 2004, Invesco Advisers, Inc. (Invesco), successor by merger to Invesco Aim Advisors, Inc. and INVESCO Funds Group, Inc. (IFG), both former investment advisers, along with Invesco Aim Distributors, n/k/a Invesco Distributors, Inc. (Invesco Distributors) reached final settlements with certain regulators, including the Securities and Exchange Commission (SEC), the New York Attorney General and the Colorado Attorney General, to resolve civil enforcement actions and/or investigations related to market timing and related activity in the AIM Funds (n/k/a the Invesco Funds), including those formerly advised by IFG. As part of the settlements, a $325 million fair fund ($110 million of which is civil penalties) was created to compensate shareholders harmed by market timing and related activity in funds formerly advised by IFG. Additionally, Invesco and Invesco Distributors created a $50 million fair fund ($30 million of which is civil penalties) to compensate shareholders harmed by market timing and related activity in funds advised by Invesco, which was done pursuant to the terms of the settlement. The methodology of the fair funds distributions was determined by Invesco's independent distribution consultant (IDC Plan), in consultation with Invesco and the independent trustees of the Invesco Funds, and approved by the SEC on May 23, 2008.

     The IDC Plan provides for distribution to all eligible investors for the periods spanning January 1, 2000 through July 31, 2003 (for the IFG Fair Fund) and January 1, 2001 through September 30, 2003 (for the AIM Fair Fund), their proportionate share of the applicable Fair Fund to compensate such investors for injury they may have suffered as a result of market timing in the affected funds. The IDC Plan includes a provision for any residual amounts in the Fair Funds to be distributed in the future to the affected funds. Further details regarding the IDC Plan and distributions thereunder are available on Invesco's Web site, available at http://www.invesco.com/us.

     On August 30, 2005, the West Virginia Office of the State Auditor - Securities Commission (WVASC) issued a Summary Order to Cease and Desist and Notice of Right to Hearing to Invesco and Invesco Distributors (collectively, Invesco) (Order No. 05-1318). The WVASC made findings of fact that Invesco allegedly entered into certain arrangements permitting market timing of the Invesco Funds and failed to disclose these arrangements in the prospectuses for such Funds, and conclusions of law to the effect that Invesco violated the West Virginia securities laws. The WVASC ordered Invesco to cease any further violations and sought to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment" to be determined by the Commissioner. Invesco is not aware of any further efforts by WVASC to pursue the prosecution of this matter. Invesco settled all other regulatory investigations related to market timing, resulting in: 1) affected shareholders receiving restitution; 2) Invesco paying disgorgement and civil penalties; and 3) Invesco taking remedial actions to prevent market timing. Accordingly, Invesco considers this matter resolved.

OTHER  SETTLED ACTIONS INVOLVING INVESCO VAN KAMPEN INTERNATIONAL ADVANTAGE FUND

     AVERY JACKSON, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED
V. VAN KAMPEN SERIES FUND INC. AND VAN KAMPEN INVESTMENT ADVISORY CORP. On December 18, 2003, a class action lawsuit was filed alleging defendants failed to make daily adjustments for fluctuations between the U.S. and foreign markets in calculating net asset values in the Van Kampen International Magnum Fund, which subsequently reorganized into the Van Kampen International Advantage Fund, n/k/a the Invesco Van Kampen International Advantage Fund, thereby exposing long-term shareholders to market timing trades. On October 24, 2007, defendants filed a motion to dismiss, which the court denied on May 20, 2008. Defendants sought an interlocutory appeal of that ruling, but agreed to continue their motion in light of a similar appeal filed by another mutual fund that was already pending in the Illinois appellate court. Defendants filed a renewed motion to dismiss, after

                                                                    SUB-ITEM 77E

which plaintiffs offered to settle. The parties have reached an agreement in principle to settle the lawsuit and on June 20, 2011, a Stipulation for Dismissal was filed, dismissing with prejudice Van Kampen Series Fund, Inc. and Van Kampen Investment Advisory Corp. This concludes this matter.

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